RiverNorth Opportunities Fund, Inc. N-2

Exhibit 99.(s)

RIVERNORTH OPPORTUNITIES FUND, INC.

POWER OF ATTORNEY

The undersigned Directors of the RiverNorth Opportunities Fund, Inc., a Maryland corporation (the “Fund”), hereby appoints Sareena Khwaja-Dixon and Allison Fumai, as attorneys-in-fact, with full power of substitution, and full power to sign for him and in his name in the appropriate capacities, the registration statement on Form N-2 of the Fund in connection with the shelf offering and any “at the market” offerings, rights offerings, or secondary offerings approved by the Directors of the Fund on May 11, 2021 (the “Registration Statement”), including any and all amendments to the Registration Statement and supplements or other instruments in connection therewith, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that said attorney-in-fact or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of the date set forth below.

IN WITNESS WHEREOF we have hereunto set our hands on this 25th day of June, 2021.

By:	/s/ John K. Carter	By:	/s/ Patrick W. Galley
	John K. Carter Director		Patrick W. Galley Director

By:	/s/ J. Wayne Hutchens	By:	/s/ John S. Oakes
	J. Wayne Hutchens Director		John S. Oakes Director and Chairman of the Board

By:	/s/ Jerry R. Raio	By:	/s/ David M. Swanson
	Jerry R. Raio Director		David M. Swanson Director